IMMEDIATE RELEASE
March 7, 2016

UNITED NATURAL FOODS, INC. ANNOUNCES
SECOND QUARTER FISCAL 2016 RESULTS

Company Announces Acquisition of Global Organic/Specialty Source, Inc.

Providence, Rhode Island- March 7, 2016 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company" or "UNFI") today reported financial results for the second fiscal quarter and six months ended January 30, 2016. The Company also announced today that it has acquired certain assets of Global Organic/Specialty Source, Inc. and certain of its related affiliates (collectively “Global Organic”).

Second Quarter Fiscal 2016 Highlights

•	Net sales increased 1.5% to $2.05 billion compared to $2.02 billion for the same period last fiscal year.

•
Adjusted net sales increased 6.5% compared to the same period last fiscal year, excluding the year-over-year impact of the previously disclosed termination of a customer distribution contract and, for the second quarter of fiscal 2015, the previously disclosed non-recurring reduction in net sales.

•	Diluted EPS was $0.45 compared to $0.55 for the same period last fiscal year.

•
Adjusted diluted EPS was $0.49, excluding $2.0 million of severance and other transition costs related to a previously announced restructuring plan and approximately $1.0 million of acquisition related costs.

•	Free cash flow generation of $106.2 million, the largest free cash flow quarter in Company history.

“We are intently focused on managing our business in a rapidly changing environment. We will make strategic investments to improve our sales growth rate and customer experience through the back half of this fiscal year and into fiscal 2017,” said Steven Spinner, President & CEO. “We are working to build new distribution opportunities and expand our relationships with current customers. Our announcement today of the acquisition of certain assets of Global Organic further demonstrates our strategic focus on increasing UNFI’s product offering into the perishable perimeter. We believe our infrastructure, supply chain and logistics network are uniquely positioned to add meaningful value to customers in an evolving food retail environment.”

Net sales for the second quarter of fiscal 2016 increased 1.5%, or $31.2 million, to $2.05 billion from $2.02 billion in the second quarter of fiscal 2015. Excluding the year-over-year impact of the termination of a customer distribution contract and the impact of the second quarter fiscal 2015 non-recurring reduction in net sales, adjusted net sales increased 6.5% compared to the second quarter of fiscal 2015. Gross margin decreased 31 basis points to 14.5% for the second quarter of fiscal 2016 compared to 14.8% for the same period last year. The decrease in gross margin was primarily due to competitive pricing pressures, moderated supplier promotional activity, a shift in the mix of sales towards lower margin sales channels, the unfavorable impact of foreign exchange for the Company's Canadian business, and a reduction in fuel surcharges.

Total operating expenses were 12.5% as a percentage of net sales for the second quarter of fiscal 2016, an increase of 11 basis points compared to the same period last fiscal year. Total operating expenses increased $6.1 million to $255.8 million for the second quarter of fiscal 2016 compared to $249.7 million in the second quarter of fiscal 2015. Total operating expenses for the second quarter of fiscal 2016 included $2.0 million of severance and other transition costs related to the previously announced restructuring plan and approximately $1.0 million of acquisition related costs. Total operating expenses for the second quarter of fiscal 2015 included approximately $0.6 million of costs related to the startup of the Company's Hudson Valley, New York and Auburn, California facilities and a $0.2 million restructuring charge due to the closure of the Company's Aux Mille facility located in Quebec, Canada.

Operating income decreased $7.8 million to $41.7 million for the second quarter of fiscal 2016 compared to $49.5 million for the second quarter of fiscal 2015. As a percentage of net sales, operating income for the second quarter of fiscal 2016 decreased 41 basis points to 2.0% compared to the same period last fiscal year.

Net income for the second quarter of fiscal 2016 decreased $5.2 million to $22.7 million, or $0.45 per diluted share, from $27.8 million, or $0.55 per diluted share, for the second quarter of fiscal 2015. Excluding $2.0 million of restructuring costs and approximately $1.0 million of acquisition related costs in the second quarter of fiscal 2016, adjusted net income decreased $8.1 million to $24.5 million, or $0.49 per diluted share, compared to adjusted net income of $32.5 million, or $0.65 per diluted share, in the second quarter of fiscal 2015, which excludes the impact of the non-recurring reduction in net sales.

Operating cash flow and capital expenditures for the second quarter of fiscal 2016 were $119.1 million and $12.9 million, respectively, resulting in free cash flow of $106.2 million, the largest free cash flow quarter in Company history.

Fiscal 2016 Year to Date Summary

Net sales for the six months ended January 30, 2016 totaled $4.12 billion, a 2.9% increase over the comparable prior fiscal year period. Excluding the year-over-year impact of the termination of a customer distribution contract and the impact of the second quarter fiscal 2015 non-recurring reduction in net sales, adjusted net sales increased 6.7% compared to the six months ended January 31, 2015.

Gross margin decreased 59 basis points to 14.8% compared to the six months ended January 31, 2015. This decrease was primarily due to the same factors noted above for the second quarter of fiscal 2016 and consistent with the first quarter of fiscal 2016.

At 12.5% of net sales, total operating expenses for the six months ended January 30, 2016 were 22 basis points lower than the comparable prior fiscal year period. Total operating expenses increased $5.5 million, or 1.1%, to $515.8 million from $510.3 million for the six months ended January 31, 2015. The six months ended January 30, 2016 included $4.8 million of severance and other transition costs related to the previously announced restructuring plan and $1.8 million of bad debt expense related to outstanding receivables for a customer who declared bankruptcy in the first quarter of fiscal 2016.

Operating income for the six months ended January 30, 2016 decreased 11.4%, or $12.3 million, to $95.6 million from $107.9 million for the six months ended January 31, 2015. Operating income as a percentage of net sales decreased 37 basis points to 2.3% compared to the same period last fiscal year.

Net income for the six months ended January 30, 2016 decreased $8.1 million, or 13.3%, to $52.8 million, or $1.05 per diluted share, from $60.9 million, or $1.21 per diluted share for the six months ended January 31, 2015. Excluding $4.8 million of severance and other transition costs and approximately $1.0 million of acquisition related costs in the six months ended January 30, 2016, adjusted net income decreased $9.3 million, to $56.3 million, or $1.12 per diluted share, compared to adjusted net income of $65.6 million, or $1.31 per diluted share, in the same period in fiscal 2015, which excludes the impact of the previously disclosed non-recurring reduction in net sales.

Adjusted net sales, adjusted net income, adjusted earnings per diluted share and free cash flow are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

Acquisition of Global Organic/Specialty Source, Inc.

The Company today announced that through its wholly owned subsidiary Albert's Organics, Inc. ("Albert's"), it had acquired certain assets of Global Organic. Founded in 1999, Global Organic is a premier distributor of organic fruits, vegetables, juices, milk, eggs, nuts, and coffee in the Southeast, with primary operations located within the same facility as UNFI in Sarasota, Florida. Global Organic's operations will be combined with the Company's existing Albert's business in the Southeast.

Fiscal 2016 Guidance

UNFI provided its financial outlook for fiscal 2016, ending July 30, 2016, in the release of its preliminary results on February 29, 2016 and is reaffirming that outlook today. For fiscal 2016, the Company estimates net sales in the range of approximately $8.31 billion to $8.43 billion, an increase of approximately 1.5% to 3.0% over fiscal 2015. The Company expects GAAP earnings per diluted share for fiscal 2016 in the range of approximately $2.27 to $2.37 compared to fiscal 2015 GAAP earnings per diluted share of $2.76. Adjusting for the severance and other transition costs related to the aforementioned restructuring plan of $4.8 million in the first half of fiscal 2016 related to the previously disclosed termination of a customer distribution agreement and anticipated acquisition costs of approximately $1.0 million in the second quarter, adjusted earnings per diluted share for fiscal 2016 is estimated to be in the range of $2.34 to $2.44, compared to fiscal 2015 adjusted earnings per diluted share of $2.85. Fiscal 2015 earnings per diluted share was adjusted for the $7.7 million second quarter fiscal 2015 impact of the previously disclosed $9.3 million non-recurring reduction in net sales the Company recognized in fiscal 2015. Capital expenditures for fiscal 2016 are expected to be approximately $49.8 million to $59.0 million, or approximately 0.6% to 0.7% of estimated fiscal 2016 net sales. Finally, the Company expects its fiscal 2016 tax rate to be in the range of 39.7% to 40.1%. The Company's guidance does not reflect any anticipated sales or earnings in connection with today's announcement of the acquisition of certain assets of Global Organic or the announcement on February 29, 2016 to acquire Haddon House Food Products, Inc. ("Haddon House") and certain affiliated entities as well as certain related real estate, which is currently expected to close early in the fourth quarter of fiscal 2016.

Conference Call & Webcast

The Company's second quarter 2016 conference call and audio webcast will be held today, Monday, March 7, 2016 at 5:00 p.m. EST. The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 30 days.

About United Natural Foods

United Natural Foods, Inc. carries and distributes more than 85,000 products to more than 40,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes Magazine in 2014 as one of “America's Best Managed Companies,” ranked by Fortune in 2012 as one of its “Most Admired American Companies,” and chosen by Food Logistics Magazine as one of its 2013 Top 20 Green Providers.

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	ICR
Michael Zechmeister	Katie Turner
Chief Financial Officer	General Information
(401) 528-8634	(646) 277-1228

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on September 30, 2015, its quarterly report on Form 10-Q filed with the SEC on December 10, 2015 and other filings the Company makes with the SEC, and include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement entered into by the parties in connection with the Company’s proposed acquisition of Haddon House; the ability of the Company to consummate the proposed acquisition of Haddon House and retain Haddon House’s customers on terms similar to those in place with Haddon House; the Company's ability to successfully deploy its operational initiatives to achieve synergies from the Haddon House acquisition; the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment; changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the shift in the Company's product mix as a result of its acquisition of Tony's Fine Foods and the resulting lower gross margins on those sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; increased competition in our industry as a result of increased distribution of natural, organic and specialty products by conventional grocery distributors and direct distribution of those products by large retailers; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company; the addition or loss of significant customers; volatility in fuel costs; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; consumer demand for natural and organic products outpacing suppliers’ ability to produce those products; decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; management's allocation of capital and the timing of capital expenditures; and the Company's ability to successfully deploy its operational initiatives to achieve synergies from the acquisitions of Tony’s Fine Foods and, if consummated, Haddon House. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for adjusted net sales, adjusted net income, adjusted diluted earnings per common share and free cash flow. The non-GAAP measures exclude the impact of expenses related to the actual and planned severance and other transition costs related to the termination of our distribution agreement with a customer that the Company announced in July 2015, the net sales to that customer, the impact of a reduction in net sales related to an incorrect calculation of amounts owed to a customer, acquisition costs, and capital expenditures, as applicable. The reconciliations of non-GAAP financial measures to the comparable GAAP financial measures are presented in the tables appearing below. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting these non-GAAP financial measures aids in making period-to-period comparisons and is a meaningful indication of its actual and estimated operating performance. The Company's management utilizes and plans to utilize this non-GAAP financial information to compare the Company's operating performance during the 2016 fiscal year to the comparable periods in the 2015 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except per share data amounts)

	Three months ended		Six months ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Net sales	$2,047,712	$2,016,546	$4,124,361	$4,009,022
Cost of sales	1,750,194	1,717,347	3,512,906	3,390,827
Gross profit	297,518	299,199	611,455	618,195
Operating expenses	253,830	249,448	511,054	509,496
Restructuring and asset impairment expenses	1,985	248	4,794	803
Total operating expenses	255,815	249,696	515,848	510,299
Operating income	41,703	49,503	95,607	107,896
Other expense (income):
Interest expense	3,602	3,554	7,350	6,809
Interest income	(398)	(69)	(550)	(162)
Other, net	757	(5)	930	611
Total other expense, net	3,961	3,480	7,730	7,258
Income before income taxes	37,742	46,023	87,877	100,638
Provision for income taxes	15,059	18,179	35,063	39,752
Net income	$22,683	$27,844	$52,814	$60,886
Basic per share data:
Net income	$0.45	$0.56	$1.05	$1.22
Weighted average basic shares of common stock outstanding	50,326	50,025	50,260	49,957
Diluted per share data:
Net income	$0.45	$0.55	$1.05	$1.21
Weighted average diluted shares of common stock outstanding	50,388	50,277	50,351	50,195

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except per share amounts)

	January 30, 2016	August 1, 2015
ASSETS
Current assets:
Cash and cash equivalents	$12,482	$17,380
Accounts receivable, net	455,831	474,494
Inventories	941,509	982,559
Prepaid expenses and other current assets	61,340	46,976
Deferred income taxes	32,333	32,333
Total current assets	1,503,495	1,553,742
Property & equipment, net	562,631	572,452
Goodwill	265,230	266,640
Intangible assets, net	122,087	125,830
Other assets	33,575	31,526
Total assets	$2,487,018	$2,550,190

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$356,768	$390,134
Accrued expenses and other current liabilities	139,656	129,113
Current portion of long-term debt	11,711	11,613
Total current liabilities	508,135	530,860
Notes payable	275,766	362,993
Long-term debt, excluding current portion	168,894	174,780
Deferred income taxes	64,273	65,644
Other long-term liabilities	28,494	30,380
Total liabilities	1,045,562	1,164,657
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 50,331 issued and outstanding shares at January 30, 2016; 50,096 issued and outstanding shares at August 1, 2015	503	501
Additional paid-in capital	430,074	420,584
Accumulated other comprehensive loss	(25,826)	(19,443)
Retained earnings	1,036,705	983,891
Total stockholders’ equity	1,441,456	1,385,533
Total liabilities and stockholders’ equity	$2,487,018	$2,550,190

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Six months ended
	January 30, 2016	January 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$52,814	$60,886
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	32,847	29,657
Share-based compensation	9,424	9,554
Loss (gain) on disposals of property and equipment	415	(779)
Excess tax benefits from share-based payment arrangements	(432)	(2,661)
Restructuring and asset impairment	480	803
Deferred income taxes	—	(6,052)
Provision for doubtful accounts	4,832	2,302
Non-cash interest (income) expense	(102)	129
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable	12,577	(50,753)
Inventories	39,130	(92,525)
Prepaid expenses and other assets	(16,729)	(22,217)
Accounts payable	(16,589)	20,146
Accrued expenses and other liabilities	5,944	(1,389)
Net cash provided by (used in) operating activities	124,611	(52,899)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(20,472)	(56,163)
Purchases of acquired businesses, net of cash acquired	(31)	(7,987)
Proceeds from disposals of property and equipment	57	840
Long-term investment	—	(3,000)
Net cash used in investing activities	(20,446)	(66,310)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings from long-term debt	—	150,000
Repayments of long-term debt	(5,788)	(5,539)
Proceeds from borrowings under revolving credit line	214,549	438,293
Repayments of borrowings under revolving credit line	(301,243)	(488,156)
(Decrease) increase in bank overdraft	(16,480)	33,666
Proceeds from exercise of stock options	1,172	3,202
Payment of employee restricted stock tax withholdings	(1,603)	(2,163)
Excess tax benefits from share-based payment arrangements	432	2,661
Capitalized debt issuance costs	—	(900)
Net cash (used in) provided by financing activities	(108,961)	131,064
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(102)	(497)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(4,898)	11,358
Cash and cash equivalents at beginning of period	17,380	16,116
Cash and cash equivalents at end of period	$12,482	$27,474

Supplemental disclosures of cash flow information:
Cash paid for interest	$7,891	$6,868
Cash paid for federal and state income taxes, net of refunds	$46,896	$57,471

UNITED NATURAL FOODS, INC.

Reconciliation of GAAP Net Sales Growth to Non-GAAP Adjusted Net Sales Growth (unaudited)
(In thousands)

	Three months ended			Six months ended
	January 30, 2016	January 31, 2015	Percentage Growth	January 30, 2016	January 31, 2015	Percentage Growth

Net sales	$2,047,712	$2,016,546	1.5%	$4,124,361	$4,009,022	2.9%
Adjustment (1)	—	(100,772)		(58,439)	(204,412)
Adjustment (2)	$—	$7,736		$—	$7,736
Adjusted net sales	$2,047,712	$1,923,510	6.5%	$4,065,922	$3,812,346	6.7%

(1) Adjusted to exclude net sales in each period related to a customer distribution contract that was terminated in the first quarter of fiscal 2016.
(2) Adjusted to exclude the $7.7 million second quarter fiscal 2015 impact of the previously disclosed $9.3 million non-recurring reduction in net sales the Company recognized in fiscal 2015.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME WITH ADJUSTMENTS
Reconciliation of GAAP Results to Non-GAAP Presentation (unaudited)
(In thousands, except per share data)

	Three months ended January 30, 2016
	GAAP	Adjustments (1)	Adjusted

Net income	$22,683	$1,772	$24,455

Diluted per share data:
Net income	$0.45	$0.04	$0.49
Weighted average diluted shares of common stock outstanding	50,388	—	50,388

(1)	Adjusted for $2.0 million of severance and other transition costs related to the previously disclosed restructuring plans and approximately $1.0 million of acquisition related costs, net of tax.

	Six months ended January 30, 2016
	GAAP	Adjustments (1)	Adjusted

Net income	$52,814	$3,460	$56,274

Diluted per share data:
Net income	$1.05	$0.07	$1.12
Weighted average diluted shares of common stock outstanding	50,351		50,351

(1)	Adjusted for $4.8 million of severance and other transition costs related to the previously disclosed restructuring plans and approximately $1.0 million of acquisition related costs, net of tax.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME WITH ADJUSTMENTS
Reconciliation of GAAP Results to Non-GAAP Presentation (unaudited)
(In thousands, except per share data)

	Three months ended January 31, 2015
	GAAP	Adjustments (1)	Adjusted

Net sales	$2,016,546	$7,736	$2,024,282
Net income	$27,844	$4,680	$32,524

Diluted per share data:
Net income	$0.55	$0.09	$0.65	*
Weighted average diluted shares of common stock outstanding	50,277		50,277

	Six months ended January 31, 2015
	GAAP	Adjustments (1)	Adjusted

Net sales	$4,009,022	$7,736	$4,016,758
Net income	$60,886	$4,680	$65,566

Diluted per share data:
Net income	$1.21	$0.09	$1.31	*
Weighted average diluted shares of common stock outstanding	50,195		50,195
* Reflects rounding
(1) Adjusted to exclude the $7.7 million second quarter fiscal 2015 impact of the previously disclosed $9.3 million non-recurring reduction in net sales the Company recognized in fiscal 2015.

Reconciliation of GAAP Operating Cash Flow to Non-GAAP Free Cash Flow (unaudited)
(in thousands)

Three months ended January 30, 2016
Net cash provided by operating activities	$119,119
Capital expenditures	12,884
Free cash flow	$106,235

Reconciliation of 2016 Guidance for Estimated GAAP Diluted Earnings per Common Share to
Estimated Non-GAAP Adjusted Diluted Earnings per Common Share (unaudited)

	Fiscal Year Ending July 30, 2016
	Low Range	High Range

GAAP diluted earnings per common share	$2.27	$2.37
Less impact of severance and other transition costs	0.06	0.06
Less impact of acquisition costs	0.01	0.01
Non-GAAP diluted earnings per common share	$2.34	$2.44

Reconciliation of 2015 GAAP Results to Non-GAAP Presentation
Included in Fiscal 2016 Guidance (unaudited)
(In thousands, except per share data)

	Fiscal year ended August 1, 2015
	GAAP	Adjustments (1)	Adjusted

Net income	$138,734	$4,671	$143,405

Diluted per share data:
Net income	$2.76	$0.09	$2.85
Weighted average diluted shares of common stock outstanding	50,267		50,267

(1) Adjusted for the $7.7 million second quarter fiscal 2015 impact of the $9.3 million reduction in net sales the Company recognized in fiscal 2015 related to an incorrect calculation of amounts owed to a customer.